FOR IMMEDIATE RELEASE

Contact:	Peter J. Cunningham
First Vice President, Investor Relations (516) 327-7877 ir@astoriafederal.com

   ASTORIA FINANCIAL CORPORATION ANNOUNCES FOURTH QUARTER EPS OF $0.33

Margin Increases 12 Basis Points from Third Quarter;
Quarterly Cash Dividend of $0.13 Per Share Declared
Company Declines to Participate in the U.S. Treasury’s Capital Purchase Program

Lake Success, New York, January 28, 2009 -- Astoria Financial Corporation (NYSE: AF) (“Astoria,” the “Company”), the holding company for Astoria Federal Savings and Loan Association (“Astoria Federal”, the “Bank”), today reported net income of $29.4 million, or $0.33 diluted earnings per share (“EPS”), (operating income of $22.1 million, or $0.24 operating EPS), for the quarter ended December 31, 2008 compared to $19.7  million, or $0.22 EPS, (operating income of $33.0 million, or $0.36 operating EPS), for the 2007 fourth quarter.(a)

For the year ended December 31, 2008, net income totaled $75.3 million, or $0.83 EPS, (operating income of $125.8 million, or $1.39 operating EPS) compared to $124.8 million, or $1.36 EPS, (operating income of $138.1 million, or $1.50 operating EPS) for the year ended December 31, 2007.(b)

Operating income and operating EPS, representing net income and EPS determined in accordance with generally accepted accounting principles (“GAAP”) excluding the effects of the after-tax, non-cash OTTI charges, provide a meaningful comparison for effectively evaluating Astoria’s operating results.  For a reconciliation of operating income and operating EPS to GAAP net income and EPS, please refer to the tables on page 14.

______________________________

(a)
Included in the 2008 fourth quarter is a tax benefit of $7.4 million, or $0.08 per diluted share, due to the recognition of the 2008 third quarter other-than-temporary impairment (“OTTI”) charge, relating to Freddie Mac preferred stock, as an ordinary loss for tax purposes, rather than a capital loss for tax purposes as recognized in the 2008 third quarter. Included in the 2007 fourth quarter is an OTTI, after-tax, non-cash charge totaling $13.3 million, or $0.15 per diluted share, relating to Freddie Mac preferred stock.

(b)
Included in the year ended December 31, 2008, is an OTTI, after-tax, non-cash charge totaling $50.5 million, or $0.56 per diluted share, relating to Freddie Mac preferred stock.   Included in the year ended December 31, 2007 is an OTTI, after-tax, non-cash charge totaling $13.3 million, or $0.14 per diluted share, relating to Freddie Mac preferred stock.

Commenting on the quarter and full year results, George L. Engelke, Jr., Chairman and Chief Executive Officer of Astoria, noted “We are pleased with the fundamental operating performance of Astoria during the fourth quarter and the year, including an improvement in net interest income and the net interest margin.  Unfortunately, these improvements were achieved against a backdrop of a severely deteriorating economy including continued and growing weakness in the national housing market which negatively impacted our overall results. During the fourth quarter, job losses accelerated more rapidly than expected, resulting in higher loan delinquencies, foreclosures, credit costs and loan loss provisions.”

Board Declares Quarterly Cash Dividend of $0.13 Per Share

 Based on fourth quarter operating EPS and in light of continued economic uncertainty, the Board of Directors of the Company, at their January 28, 2009 meeting, declared a quarterly cash dividend of $0.13 per common share.  The dividend is payable on March 2, 2009 to shareholders of record as of February 17, 2009.  This represents the fifty-fifth consecutive quarterly cash dividend declared by the Company.  Commenting on the dividend action, Mr. Engelke stated, “The decision to reduce the quarterly cash dividend is based on, among other things, the dividend payout ratio coupled with our desire to retain capital during this challenging economic environment.”

Board Sets Annual Shareholders’ Meeting Date

The Board of Directors, at their January 28, 2009 meeting, established May 20, 2009 as the date for the Astoria Annual Meeting of Shareholders, with a voting record date of March 23, 2009.

Fourth Quarter and Full Year Earnings Summary

Net interest income for the quarter ended December 31, 2008 increased $7.9 million, or 7.4%, from the 2008 third quarter, and $33.0 million, or 40.3%, from the 2007 fourth quarter to $114.9 million.  For the year ended December 31, 2008, net interest income increased $61.9 million, or 18.5%, from December 31, 2007 to $395.4 million.

Astoria’s net interest margin for the quarter ended December 31, 2008 increased to 2.18%, 12 basis points above the 2008 third quarter and 61 basis points above the quarter ended December 31, 2007.   The interest rate spread for the 2008 fourth quarter increased to 2.08% from 1.96% for the 2008 third quarter and from 1.45% for the 2007 fourth quarter.  The increases were primarily due to decreases in the cost of interest bearing-liabilities.  During the 2008 fourth quarter, $1.8 billion of CDs (excluding Liquid CDs), with a weighted average rate of 4.07%, matured and $2.2 billion of CDs were issued or repriced with a weighted average rate of 3.59%.

For the year ended December 31, 2008, the net interest margin increased to 1.91% from 1.62% for the year ended December 31, 2007 due to the cost of interest-bearing liabilities declining more rapidly than the yield on interest-earning assets.

For the quarter ended December 31, 2008, a $45.0 million provision for loan losses was recorded compared to $13.0 million for the previous quarter and $2.0 million for the 2007 fourth quarter.  For the year ended December 31, 2008, the provisions for loan losses totaled $69.0 million compared to $2.5 million for 2007.  Commenting on the increased provision during 2008, Mr. Engelke noted, “The increase recognizes the rise in loan delinquencies, non-performing loans and charge-offs directly related to the continued deterioration in the housing market and increasing weakness in the overall economy, particularly, the accelerating pace of job losses.”

Non-interest income for the quarter ended December 31, 2008 totaled $19.2 million compared to $22.6 million, excluding a pre-tax OTTI non-cash charge of $20.5 million, for the comparable 2007 period.   For  the year ended December 31, 2008, non-interest income totaled $88.9 million, excluding a pre-tax OTTI non-cash charge of $77.7 million, compared to $96.3 million for the comparable 2007 period, excluding the aforementioned OTTI charge recorded in the 2007 fourth quarter.

General and administrative expense (“G&A”) for the quarter ended December 31, 2008 declined $2.6 million from the 2008 third quarter, and $2.7 million from the 2007 fourth quarter, to $56.2 million.  The linked quarter decrease is primarily due to decreased compensation and benefits expense and the year over year decrease is due to lower compensation and benefits expense, partially offset by increased advertising expense.   For the year ended December 31, 2008, G&A increased just $2.0 million from 2007, or less than 1%, to $233.3 million.

Balance Sheet Summary

For the 2008 fourth quarter, the loan portfolio remained essentially flat from the prior quarter and increased $557.4 million, or 3.5%, from December 31, 2007 and totaled $16.7 billion at December 31, 2008. Mortgage loan originations and purchases totaled $616.1 million for the quarter ended December 31, 2008 compared to $882.1 million for the 2007 fourth quarter.  For the year ended December 31, 2008, mortgage loan originations and purchases totaled $4.3 billion compared to $4.2 billion for 2007.

For the 2008 fourth quarter, the one-to-four family mortgage loan portfolio remained relatively flat from the prior quarter and increased $721.3 million, or 6.2%, from December 31, 2007 and totaled $12.3 billion at December 31, 2008.  One-to-four family loan originations and purchases totaled $449.9 million for the 2008 fourth quarter compared to $816.1 million for the 2007 fourth quarter.

One-to-four family loan originations and purchases totaled $3.8 billion for both of the years ended December 31, 2008 and 2007.  The loan-to-value ratio (“LTV”) of the 2008 one-to-four family loan production for portfolio averaged 57% at origination and the loan amount averaged approximately $675,000.

For the quarter ended December 31, 2008, the multi-family and commercial real estate (“CRE”) loan portfolio remained relatively flat from the prior quarter.  Loan originations totaled  $166.2 million compared to $66.0 million for the 2007 fourth quarter.

For the year ended December 31, 2008, multi-family and CRE loan originations totaled $514.2 million compared to $410.4 million for 2007.  At December 31, 2008, the combined multi-family and CRE loan portfolio totaled $3.9 billion, or 23% of total loans.   The loan-to-value ratio of the 2008 multi-family/CRE loan production averaged 56% at origination and the loan amount averaged approximately $2.0 million.

For the quarter and year ended December 31, 2008, deposits increased $370.7 million, or 11.3% annualized, and $430.5 million, or 3.3%, respectively, to $13.5 billion.  Total assets declined $191.3 million from the prior quarter and increased $262.7 million from December 31, 2007 and totaled $22.0 billion at December 31, 2008.

Key balance sheet highlights, reflecting the improvement in the quality of the Company’s balance sheet since December 31, 1999, follow:

($ in millions)	12/31/99	12/31/01	12/31/03	12/31/05	12/31/07	12/31/08	Cumulative % Change
Assets	$22,700	$22,672	$22,462	$22,380	$21,719	$21,982	( 3%)
Loans	$10,286	$12,167	$12,687	$14,392	$16,155	$16,712	+ 62%
Securities	$10,763	$8,013	$8,448	$6,572	$4,371	$4,037	(62%)
Deposits	$9,555	$10,904	$11,187	$12,810	$13,049	$13,480	+ 41%
Borrowings	$11,528	$9,826	$9,632	$7,938	$7,185	$6,965	(40%)

The following table illustrates this improvement on an outstanding per share basis:

Amount per share	12/31/99	12/31/01	12/31/03	12/31/05	12/31/07	12/31/08	% Change	CAGR
Loans	$66.28	$89.36	$107.51	$137.11	$168.76	$174.30	163%	11%
Deposits	$61.57	$80.09	$94.80	$122.04	$136.32	$140.59	128%	10%

Stockholders’ equity was $1.2 billion, or 5.38% of total assets at December 31, 2008.  Astoria Federal continues to maintain capital ratios in excess of regulatory requirements with core, tangible and risk-based capital ratios of 6.39%, 6.39% and 12.02%, respectively, at December 31, 2008.

Asset Quality

Despite the increase in non-performing loans, overall asset quality remains strong.  Non-performing loans (“NPL”) totaled $238.6 million at December 31, 2008, an increase of $73.8 million from the previous quarter, and represent 1.09% of total assets.  At December 31, 2008, one-to-four family non-performing loans totaled $177.5 million and multi-family/CRE non-performing loans totaled $51.1 million, compared to $126.9 million and $33.6 million, respectively, at September 30, 2008.

The comparative table below illustrates loan migration from 30 days delinquent to 90+ days delinquent:

(In millions)	30-59 Days Past Due	60-89 Days Past Due	90 + Days Past Due (NPL)	Total 30 + Days Past Due
At December 31, 2007	$144.4	$39.1	$68.1	$251.6
At March 31, 2008	$136.3	$48.8	$106.6	$291.7
At June 30, 2008	$134.5	$51.0	$128.6	$314.1
At September 30, 2008	$171.0	$54.7	$164.8	$390.5
At December 31, 2008	$229.8	$70.1	$238.6	$538.5

The table below details, as of December 31, 2008, the states with a total of 1% or more of our one-to- four family loan portfolio and the respective non-performing loan totals in those states:

(In millions) State/DC	Total 1-4 Family Loans	% of 1-4 Family Loan Portfolio	Total 1-4 Family NPLs	NPLs as % of State/DC Total
New York Metro*	$5,235.1	42%	$50.2	0.96%
California	$1,366.2	11%	$28.3	2.07%
Illinois	$1,305.7	11%	$21.8	1.67%
Virginia	$942.9	8%	$17.9	1.90%
Maryland	$879.1	7%	$21.2	2.41%
Massachusetts	$839.1	7%	$7.5	0.89%
Florida	$315.1	3%	$15.3	4.86%
Washington	$291.1	2%	$0.0	0.00%
Georgia	$162.0	1%	$2.5	1.54%
Pennsylvania	$131.4	1%	$1.7	1.29%
Washington, D.C.	$129.7	1%	$2.5	1.93%
North Carolina	$125.5	1%	$1.1	0.88%
Total States 1% or More	$11,722.9	95%	$170.0	1.45%
Other States	$626.7	5%	$7.5	1.20%
Total 1-4 Family Portfolio	$12,349.6	100%	$177.5	1.44%
* NY, NJ, CT

Net loan charge-offs for the quarter and year ended December 31, 2008 totaled $12.3 million and $28.9 million, respectively, compared to $1.3 million and $3.5 million, respectively, for the comparable 2007 periods.  For the quarter and year ended December 31, 2008, one-to-four family net loan charge-offs totaled $6.8 million and $17.1 million, respectively, compared to $1.1 million and $1.3 million, respectively, for the comparable 2007 periods.  Commenting on asset quality, Mr. Engelke noted, “As a residential lender, we are vulnerable to the impact of a severe job loss recession.  The significant increase in job losses and unemployment in the 2008 fourth quarter had a negative impact on the financial condition of prime residential borrowers and their ability to remain current on their mortgage loans.”

Company Declines to Participate in the U.S. Treasury’s Capital Purchase Program

            Astoria Financial Corporation has elected not to participate in the U.S. Treasury’s Capital Purchase Program (“CPP”) after fully evaluating the related costs and benefits, as well as the potential impact on the long-term value of its shares.  The Company disclosed on December 8, 2008 that it had received preliminary approval to issue up to $375 million of preferred stock and related warrants to the U.S. Treasury under the CPP.  Commenting on the Company’s decision, Mr. Engelke stated, “Based on the well-capitalized position of the Bank, with core, tangible and risk-based capital ratios of 6.39%, 6.39%, and 12.02%, respectively, the Board determined that the CPP would provide no material benefit to our shareholders and therefore, it would be in our shareholders’ best interests to decline the opportunity to participate.”

Future Outlook
Commenting on the outlook for 2009, Mr. Engelke stated, “The year ahead presents us with both opportunities and challenges.  With respect to our fundamental operating performance, we expect that loan growth will continue in 2009 as the opportunity for portfolio lending remains strong.  Tighter underwriting standards coupled with wider spreads present us with an opportunity to increase the loan portfolio with top quality loans.   We expect deposit growth in 2009 will continue, particularly as the intense competition for core community deposits in 2008 has recently abated.

Industry-wide increases in pension costs and FDIC insurance premiums coupled with potentially reduced dividends on Federal Home Loan Bank of New York stock will reduce 2009 earnings.  Additionally, continued weakness in the real estate market exacerbated by a severe downturn in the economy presents challenges for all financial institutions in the year ahead.  Although our mortgage loan delinquencies and foreclosures have increased, the portfolio remains strong, with non-performing loans representing just 109 basis points of total assets.  However, continued job losses coupled with declining real estate values will put increased pressure on the loan portfolio which, more than likely, will result in higher delinquencies and non-performing loans in 2009.

The Company expects to maintain its tangible capital ratio target at between 4.50% and 4.75% and the Bank’s core and tangible ratios in excess of 6%.  In addition, as a part of its capital management, the Company expects to consider alternatives, such as the offer and sale of equity or debt securities, subject to market conditions and the Company’s capital needs.”

 Astoria Financial Corporation, with assets of $22.0 billion, is the holding company for Astoria Federal Savings and Loan Association.  Established in 1888, Astoria Federal, with deposits in New York totaling $13.5 billion, is the largest thrift depository headquartered in New York and embraces its philosophy of “Putting people first” by providing the customers and local communities it serves with quality financial products and services through 85 convenient banking office locations and multiple delivery channels, including its enhanced website, www.astoriafederal.com. Astoria Federal commands the fourth largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau, and Suffolk counties with a population exceeding that of 38 individual states.  Astoria Federal originates mortgage loans through its banking and loan production offices in New York, an extensive broker network covering eighteen states, primarily the East Coast, and the District of Columbia, and through correspondent relationships covering nineteen states and the District of Columbia.

Earnings Conference Call January 29, 2009 at 10:00 a.m. (ET)

The Company, as previously announced, indicated that Mr. Engelke will host an earnings conference call Thursday morning, January 29, 2009 at 10:00 a.m. (ET).  The toll-free dial-in number is (888) 562-3356, conference ID # 78667060.  A telephone replay will be available on January 29, 2009 from 1:00 p.m. (ET) through Friday, February 6, 2009, 11:59 p.m. (ET).  The replay number is (800) 642-1687, ID #78667060.  The conference call will also be simultaneously webcast on the Company’s website www.astoriafederal.com and archived for one year.

Forward Looking Statements

This document contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements may be identified by the use of such words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “outlook,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would,” and similar terms and phrases, including references to assumptions.

Forward-looking statements are based on various assumptions and analyses made by us in light of our management’s experience and perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances.  These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins or affect the value of our investments; changes in deposit flows, loan demand or real estate values may adversely affect our business; changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently; general economic conditions, either nationally or locally in some or all of the areas in which we do business, or conditions in the real estate or securities markets or the banking industry may be less favorable than we currently anticipate; legislative or regulatory changes may adversely affect our business; applicable technological changes may be more difficult or expensive than we anticipate; success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or litigation or matters before regulatory agencies, whether currently existing or commencing in the future, may be determined adverse to us or may delay the occurrence or non-occurrence of events longer than we anticipate. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this document.

Tables Follow

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In Thousands, Except Share Data)
	At	At
	December 31,	December 31,
	2008	2007
ASSETS
Cash and due from banks	$76,233	$93,972
Repurchase agreements	24,060	24,218
Securities available-for-sale	1,390,440	1,313,306
Securities held-to-maturity
(fair value of $2,643,955 and $3,013,014, respectively)	2,646,862	3,057,544
Federal Home Loan Bank of New York stock, at cost	211,900	201,490
Loans held-for-sale, net	5,272	6,306
Loans receivable:
Mortgage loans, net	16,372,383	15,791,962
Consumer and other loans, net	340,061	363,052
	16,712,444	16,155,014
Allowance for loan losses	(119,029)	(78,946)
Total loans receivable, net	16,593,415	16,076,068
Mortgage servicing rights, net	8,216	12,910
Accrued interest receivable	79,589	79,132
Premises and equipment, net	139,828	139,563
Goodwill	185,151	185,151
Bank owned life insurance	401,280	398,280
Other assets	219,865	131,428

TOTAL ASSETS	$21,982,111	$21,719,368

LIABILITIES
Deposits	$13,479,924	$13,049,438
Reverse repurchase agreements	2,850,000	3,730,000
Federal Home Loan Bank of New York advances	3,738,000	3,058,000
Other borrowings, net	377,274	396,658
Mortgage escrow funds	133,656	129,412
Accrued expenses and other liabilities	221,488	144,516

TOTAL LIABILITIES	20,800,342	20,508,024

STOCKHOLDERS' EQUITY
Preferred stock, $1.00 par value; (5,000,000 shares authorized;
none issued and outstanding)	-	-
Common stock, $.01 par value; (200,000,000 shares authorized;
166,494,888 shares issued; and 95,881,132 and 95,728,562 shares
outstanding, respectively)	1,665	1,665
Additional paid-in capital	856,021	846,227
Retained earnings	1,864,257	1,883,902
Treasury stock (70,613,756 and 70,766,326 shares, at cost, respectively)	(1,459,211)	(1,459,865)
Accumulated other comprehensive loss	(61,865)	(39,476)
Unallocated common stock held by ESOP
(5,212,668 and 5,761,391 shares, respectively)	(19,098)	(21,109)

TOTAL STOCKHOLDERS' EQUITY	1,181,769	1,211,344

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$21,982,111	$21,719,368

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Share Data)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Interest income:
Mortgage loans:
One-to-four family	$168,298	$159,134	$637,297	$587,863
Multi-family, commercial real estate
and construction	57,939	62,376	234,922	254,536
Consumer and other loans	3,613	6,700	17,325	30,178
Mortgage-backed and other securities	45,218	50,913	185,160	219,040
Federal funds sold and repurchase agreements	71	259	1,939	2,071
Federal Home Loan Bank of New York stock	1,895	3,388	13,068	11,634
Total interest income	277,034	282,770	1,089,711	1,105,322
Interest expense:
Deposits	92,876	114,635	393,897	456,039
Borrowings	69,213	86,202	300,430	315,755
Total interest expense	162,089	200,837	694,327	771,794

Net interest income	114,945	81,933	395,384	333,528
Provision for loan losses	45,000	2,000	69,000	2,500
Net interest income after provision for loan losses	69,945	79,933	326,384	331,028
Non-interest income:
Customer service fees	14,828	15,713	62,489	62,961
Other loan fees	929	1,258	3,985	4,739
Gain on sales of securities	-	216	-	2,208
Other-than-temporary impairment write-down of securities	-	(20,484)	(77,696)	(20,484)
Mortgage banking (loss) income, net	(2,201)	(661)	(457)	1,334
Income from bank owned life insurance	4,063	4,381	16,733	17,109
Other	1,589	1,685	6,126	7,923
Total non-interest income	19,208	2,108	11,180	75,790
Non-interest expense:
General and administrative:
Compensation and benefits	28,886	32,279	124,846	124,036
Occupancy, equipment and systems	16,342	16,580	66,553	65,754
Federal deposit insurance premiums	545	393	2,213	1,595
Advertising	2,147	1,281	7,116	6,563
Other	8,325	8,369	32,532	33,325
Total non-interest expense	56,245	58,902	233,260	231,273

Income before income tax expense	32,908	23,139	104,304	175,545
Income tax expense	3,460	3,466	28,962	50,723

Net income	$29,448	$19,673	$75,342	$124,822

Basic earnings per common share	$0.33	$0.22	$0.84	$1.38

Diluted earnings per common share	$0.33	$0.22	$0.83	$1.36

Basic weighted average common shares	89,749,299	89,680,349	89,580,322	90,490,118
Diluted weighted average common and common
equivalent shares	90,306,377	91,117,693	90,687,902	92,092,725

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES
SELECTED FINANCIAL RATIOS AND OTHER DATA

	For the Three Months Ended December 31,		At or For the Twelve Months Ended December 31,
	2008	2007	2008	2007
	(Annualized)

Selected Returns and Financial Ratios
Return on average stockholders' equity	9.90%	6.55%	6.24%	10.39%
Return on average tangible stockholders' equity (1)	11.72	7.74	7.37	12.28
Return on average assets	0.53	0.36	0.35	0.58
General and administrative expense to average assets	1.02	1.08	1.07	1.07
Efficiency ratio (2)	41.93	70.09	57.37	56.50
Net interest rate spread (3)	2.08	1.45	1.80	1.50
Net interest margin (4)	2.18	1.57	1.91	1.62

Selected Non-GAAP Returns and Financial Ratios (5)
Non-GAAP return on average stockholders' equity	7.42%	10.98%	10.42%	11.50%
Non-GAAP return on average tangible stockholders' equity (1)	8.78	12.98	12.30	13.59
Non-GAAP return on average assets	0.40	0.61	0.58	0.64
Non-GAAP efficiency ratio (2)	41.93	56.35	48.17	53.81
Dividend payout ratio	108.33	72.22	74.82	69.33

Asset Quality Data (dollars in thousands) (6)
Non-performing assets			$264,101	$77,191
Non-performing loans			238,620	68,076
Loans delinquent 90 days or more and still accruing interest			33	474
Non-accrual loans			238,587	67,602
Loans 60-89 days delinquent			70,062	39,081
Loans 30-59 days delinquent			229,834	144,425
Net charge-offs	$12,289	$1,308	28,917	3,496

Non-performing loans/total loans			1.43%	0.42%
Non-performing loans/total assets			1.09	0.31
Non-performing assets/total assets			1.20	0.36
Allowance for loan losses/non-performing loans			49.88	115.97
Allowance for loan losses/non-accrual loans			49.89	116.78
Allowance for loan losses/total loans			0.71	0.49
Net charge-offs to average loans outstanding	0.29%	0.03%	0.18	0.02

Capital Ratios (AstoriaFederal)
Tangible			6.39%	6.58%
Core			6.39	6.58
Risk-based			12.02	12.04

Other Data
Cash dividends paid per common share	$0.26	$0.26	$1.04	$1.04
Book value per share (7)			13.03	13.46
Tangible book value per share (8)			10.99	11.41
Tangible stockholders' equity/tangible assets (1) (9)			4.57%	4.77%
Mortgage loans serviced for others (in thousands)			$1,225,656	$1,272,220
Full time equivalent employees			1,575	1,615

(1)	Tangible stockholders' equity represents stockholders' equity less goodwill.
(2)	Efficiency ratio represents general and administrative expense divided by the sum of net interest income plus non-interest income.
(3)	Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average interest-earning assets.
(5)
The information presented for the three and twelve months ended December 31, 2008 and 2007 represents pro forma calculations which are not in conformity with U.S. generally accepted accounting principles, or GAAP.  The information excludes the other-than-temporary impairment write-down of securities charges and related tax effects recorded in 2008  and 2007.  See page 14 for a reconciliation of GAAP net income to non-GAAP net income for the three and twelve months ended December 31, 2008 and 2007.

(6)
Loans totaling $38.3 million have been reclassified from non-accrual to 60-89 days delinquent as of December 31, 2007 to conform the December 31, 2007 information to the current year presentation.  The related December 31, 2007 asset quality ratios have been revised as necessary.

(7)	Book value per share represents stockholders' equity divided by outstanding shares, excluding unallocated Employee Stock Ownership Plan, or ESOP, shares.
(8)	Tangible book value per share represents stockholders' equity less goodwill divided by outstanding shares, excluding unallocated ESOP shares.
(9)	Tangible assets represent assets less goodwill.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
(Dollars in Thousands)

	For the Three Months Ended December 31,
	2008				2007
				Average				Average
	Average			Yield/	Average			Yield/
	Balance		Interest	Cost	Balance		Interest	Cost
				(Annualized)				(Annualized)
Assets:
Interest-earning assets:
Mortgage loans (1):
One-to-four family	$12,500,269		$168,298	5.39%	$11,660,354		$159,134	5.46%
Multi-family, commercial real
estate and construction	3,927,039		57,939	5.90	4,106,141		62,376	6.08
Consumer and other loans (1)	339,951		3,613	4.25	369,314		6,700	7.26
Total loans	16,767,259		229,850	5.48	16,135,809		228,210	5.66
Mortgage-backed and other securities (2)	4,101,024		45,218	4.41	4,506,034		50,913	4.52
Repurchase agreements	37,974		71	0.75	22,229		259	4.66
Federal Home Loan Bank stock	223,571		1,895	3.39	199,389		3,388	6.80
Total interest-earning assets	21,129,828		277,034	5.24	20,863,461		282,770	5.42
Goodwill	185,151				185,151
Other non-interest-earning assets	774,382				744,171
Total assets	$22,089,361				$21,792,783

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings	$1,830,246		1,866	0.41	$1,914,907		1,949	0.41
Money market	294,471		775	1.05	340,611		847	0.99
NOW and demand deposit	1,449,421		323	0.09	1,448,161		312	0.09
Liquid certificates of deposit	1,019,222		6,210	2.44	1,444,935		16,074	4.45
Total core deposits	4,593,360		9,174	0.80	5,148,614		19,182	1.49
Certificates of deposit	8,602,462		83,702	3.89	7,919,713		95,453	4.82
Total deposits	13,195,822		92,876	2.82	13,068,327		114,635	3.51
Borrowings	7,312,640		69,213	3.79	7,165,719		86,202	4.81
Total interest-bearing liabilities	20,508,462		162,089	3.16	20,234,046		200,837	3.97
Non-interest-bearing liabilities	390,758				356,703
Total liabilities	20,899,220				20,590,749
Stockholders' equity	1,190,141				1,202,034
Total liabilities and stockholders' equity	$22,089,361				$21,792,783

Net interest income/net interest
rate spread			$114,945	2.08%			$81,933	1.45%
Net interest-earning assets/net
interest margin	$621,366			2.18%	$629,415			1.57%
Ratio of interest-earning assets
to interest-bearing liabilities	1.03	x			1.03	x

(1)	Mortgage loans and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.
(2)	Securities available-for-sale are included at average amortized cost.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
(Dollars in Thousands)

	For the Twelve Months Ended December 31,
	2008				2007
				Average				Average
	Average			Yield/	Average			Yield/
	Balance		Interest	Cost	Balance		Interest	Cost

Assets:
Interest-earning assets:
Mortgage loans (1):
One-to-four family	$11,962,010		$637,297	5.33%	$10,995,688		$587,863	5.35%
Multi-family, commercial real
estate and construction	3,947,413		234,922	5.95	4,171,915		254,536	6.10
Consumer and other loans (1)	345,019		17,325	5.02	397,476		30,178	7.59
Total loans	16,254,442		889,544	5.47	15,565,079		872,577	5.61
Mortgage-backed and other securities (2)	4,194,320		185,160	4.41	4,850,753		219,040	4.52
Federal funds sold and repurchase agreements	88,650		1,939	2.19	39,838		2,071	5.20
Federal Home Loan Bank stock	207,535		13,068	6.30	167,651		11,634	6.94
Total interest-earning assets	20,744,947		1,089,711	5.25	20,623,321		1,105,322	5.36
Goodwill	185,151				185,151
Other non-interest-earning assets	820,216				753,377
Total assets	$21,750,314				$21,561,849

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings	$1,863,622		7,551	0.41	$2,014,253		8,126	0.40
Money market	311,910		3,189	1.02	379,634		3,780	1.00
NOW and demand deposit	1,470,402		1,290	0.09	1,465,463		951	0.06
Liquid certificates of deposit	1,225,153		36,792	3.00	1,549,774		73,352	4.73
Total core deposits	4,871,087		48,822	1.00	5,409,124		86,209	1.59
Certificates of deposit	8,192,114		345,075	4.21	7,823,767		369,830	4.73
Total deposits	13,063,201		393,897	3.02	13,232,891		456,039	3.45
Borrowings	7,069,155		300,430	4.25	6,776,394		315,755	4.66
Total interest-bearing liabilities	20,132,356		694,327	3.45	20,009,285		771,794	3.86
Non-interest-bearing liabilities	410,082				351,080
Total liabilities	20,542,438				20,360,365
Stockholders' equity	1,207,876				1,201,484
Total liabilities and stockholders' equity	$21,750,314				$21,561,849

Net interest income/net interest
rate spread			$395,384	1.80%			$333,528	1.50%
Net interest-earning assets/net
interest margin	$612,591			1.91%	$614,036			1.62%
Ratio of interest-earning assets
to interest-bearing liabilities	1.03	x			1.03	x

(1)	Mortgage loans and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.
(2)	Securities available-for-sale are included at average amortized cost.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

END OF PERIOD BALANCES AND RATES
(Dollars in Thousands)

	At December 31, 2008		At September 30, 2008		At December 31, 2007
		Weighted		Weighted		Weighted
		Average		Average		Average
	Balance	Rate (1)	Balance	Rate (1)	Balance	Rate (1)
Selected interest-earning assets:
Mortgage loans, gross (2):
One-to-four family	$12,349,617	5.65%	$12,359,266	5.65%	$11,628,270	5.70%
Multi-family, commercial real estate
and construction	3,909,619	5.98	3,913,075	5.92	4,055,081	5.92
Mortgage-backed and other securities (3)	4,037,302	4.34	4,159,133	4.35	4,370,850	4.33

Interest-bearing liabilities:
Savings	1,832,790	0.40	1,842,781	0.40	1,891,618	0.40
Money market	289,135	1.03	302,760	1.06	333,914	0.98
NOW and demand deposit	1,466,916	0.06	1,440,230	0.06	1,478,362	0.06
Liquid certificates of deposit	981,733	2.32	1,075,485	2.47	1,447,341	4.40
Total core deposits	4,570,574	0.74	4,661,256	0.82	5,151,235	1.46
Certificates of deposit	8,909,350	3.83	8,447,927	3.92	7,898,203	4.79
Total deposits	13,479,924	2.78	13,109,183	2.82	13,049,438	3.48
Borrowings, net	6,965,274	3.72	7,500,224	3.86	7,184,658	4.66

(1)
Weighted average rates represent stated or coupon interest rates excluding the effect of yield adjustments for premiums, discounts and deferred loan origination fees and costs and the impact of prepayment penalties.

(2)	Mortgage loans exclude loans held-for-sale and include non-performing loans.
(3)	Securities available-for-sale are reported at fair value and securities held-to-maturity are reported at amortized cost.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME (1)
(In Thousands, Except Per Share Data)

Non-GAAP net income, non-GAAP earnings per share and non-GAAP returns, representing net income and earnings per share determined in accordance with GAAP excluding the effects of the after-tax charges noted below, provide a meaningful comparison for effectively evaluating Astoria's operating results.

	For the Three Months Ended				For the Twelve Months Ended
	December 31, 2008				December 31, 2008
	GAAP	Adjustments (2)	Non-GAAP (1)		GAAP	Adjustments (2)	Non-GAAP (1)

Net interest income	$114,945	$-	$114,945		$395,384	$-	$395,384
Provision for loan losses	45,000	-	45,000		69,000	-	69,000

Net interest income after provision for loan losses	69,945	-	69,945		326,384	-	326,384
Non-interest income	19,208	-	19,208		11,180	77,696	88,876
Non-interest expense	56,245	-	56,245		233,260	-	233,260

Income before income tax expense	32,908	-	32,908		104,304	77,696	182,000
Income tax expense	3,460	7,378	10,838		28,962	27,194	56,156

Net income	$29,448	$(7,378)	$22,070		$75,342	$50,502	$125,844

Basic earnings per common share	$0.33	$(0.08)	$0.25		$0.84	$0.56	$1.40

Diluted earnings per common share	$0.33	$(0.08)	$0.24	(3)	$$0.83	$0.56	$1.39

	For the Three Months Ended					For the Twelve Months Ended
	December 31, 2007					December 31, 2007
	GAAP		Adjustments (4)	Non-GAAP (1)		GAAP		Adjustments (4)	Non-GAAP (1)

Net interest income	$81,933	$	$ -	$81,933		$333,528	$	$ -	$333,528
Provision for loan losses	2,000		-	2,000		2,500		-	2,500

Net interest income after provision for loan losses	79,933		-	79,933		331,028		-	331,028
Non-interest income	2,108		20,484	22,592		75,790		20,484	96,274
Non-interest expense	58,902		-	58,902		231,273		-	231,273

Income before income tax expense	23,139		20,484	43,623		175,545		20,484	196,029
Income tax expense	3,466		7,169	10,635		50,723		7,169	57,892

Net income	$$19,673		$$13,315	$32,988		124,822		$$13,315	$138,137

Basic earnings per common share	$$0.22		$0.15	$0.37		$1.38		$0.15	$1.53

Diluted earnings per common share	$$0.22		$0.15	$0.36	(3)	$1.36		$0.14	$1.50

(1)	Non-GAAP net income is also referred to as operating income and operating EPS throughout this release.
(2)
Adjustments relate to the other-than-temporary impairment write-down of securities charge and the related tax effects recorded in the 2008 third quarter and subsequent tax adjustment recorded in the 2008 fourth quarter as a result of tax changes due to the enactment of the Emergency Economic Stabilization Act in October 2008.

(3)	Figures do not cross foot due to rounding.
(4)	Adjustments relate to the other-than-temporary impairment write-down of securities charge and the related tax effects recorded in the 2007 fourth quarter.